EXHIBIT 10.98

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 26, 2015, by CTC Media, Inc., a Delaware corporation (the “Company”), and Stanislav Aleksandrovich Ploshchenko (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company;

NOW THEREOFRE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Term of Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, effective as of January 26, 2015 (the “Commencement Date”).  The Executive’s employment shall continue until it is terminated in accordance with the provisions of Section 5 (Employment Termination).

2.             Title; Capacity.

(a)           The Executive shall serve as Chief Financial Officer of the Company.  His job duties shall include managing the finance function of the Company and each of its subsidiaries (together, the “Group”), including, without limitation, the preparation of management accounts, U.S. GAAP financial statements and tax filings, and the Company’s periodic reports with the U.S. Securities and Exchange Commission; reporting to the Company’s audit committee; working with the Company’s external auditors to ensure the delivery of timely audit reports; supervising and assessing the Company’s internal control procedures; supervising financial due diligence reviews of proposed acquisition targets, and managing investor relations.  The Executive agrees to perform such other duties and responsibilities as the Company’s Chief Executive Officer or her designee shall from time to time reasonably assign to him.

(b)           The Executive shall be based at the group’s headquarters in Moscow, Russia or such other location as the Company and the Executive shall mutually agree.

(c)           The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Company’s Chief Executive Officer or her designee, or the Company’s Board of Directors (the “Board”).

(d)           The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during his employment with the Company and shall not engage in any other business activities without the prior written approval of the Chief Executive Officer.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.             Compensation and Benefits.

(a)           Base Salary.  The Company shall pay the Executive, in regular installments in accordance with the Company’s standard payroll practices, an annual base salary of RUR 900,000 per calendar month (the “Base Salary”), less all applicable Russian taxes and withholdings.  From January 1, 2016, such salary may be adjusted from time to time in accordance with normal business practice and upon mutual agreement of the parties.

(b)           Discretionary Bonuses.  The Executive shall be eligible for:

(i)            an annual discretionary cash bonus award of up to 60% of the Base Salary, less all applicable Russian taxes and withholdings, taking into consideration the performance of the Company and the Executive and other appropriate business and market factors, and subject to the reasonable discretion of the Board or a committee thereof (which may include the Board or a committee thereof setting performance targets the achievement thereof being the criteria for determining whether the Executive shall be entitled to such award); and

(ii)           in respect of 2015 only, a further discretionary cash bonus of up to 40% of the Base Salary, less all applicable Russian taxes and withholdings, in respect of the Executive’s contributions to the Company’s restructuring efforts in response to the adoption of amendments to the Russian Mass Media Law; the specific performance objectives in this regard will be set by the Board in the first quarter of 2015.

Whether such performance targets, if any, have been achieved will be decided by the Board or a committee thereof in its reasonable discretion.  In any event, the Executive must be an active employee of the Company and in good-standing on the date the bonus for any fiscal year is distributed in order to be eligible for a bonus award, unless otherwise agreed by the Board (or a committee thereof) in its sole discretion.

(c)           Fringe Benefits.   The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, subject to the applicable eligibility requirements for such programs.  .

(d)           Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

(e)           Vacation. The Executive shall be eligible to accrue a maximum of 20 business days of paid vacation per calendar year, subject to proration to the Commencement Date, to be taken at such times as may be approved by and in the sole discretion of the Company.  Such vacation days shall accrue at the rate of 1.667 days per month.

(f)            Insurance.  Subject to applicable eligibility requirements, the Company shall provide the Executive with medical insurance, at the Company’s sole cost (other than any income tax liability of the Executive with respect to such benefit), with a reputable international insurance provider.  Such coverage shall be governed by the terms of the insurance policy and the Company will use its best efforts to cause such coverage to take effect promptly following the Commencement Date.

(g)           Equity Incentive Award.  The Executive shall receive an equity award consisting of 100,000 restricted share units (the “Equity Award”), to be granted in the first quarter of 2015 pursuant to the Company’s 2013 Equity Incentive Plan.

(h)           Personal assistant.  The Company shall provide the Executive with a personal assistant who shall work exclusively for the Executive.  Such personal assistant shall be fluent in English.

(j)            Mobile phone.  The Company shall pay the line rental and service fees in respect of one personal mobile phone, and the cost of any business-related calls.

(k)           Equipment.  The Company shall consider on a case-by-case basis the Executive’s reasonable requests for home office equipment (such as a laptop computer, printer and/or fax machine) and, to the extent the Company believes the Executive’s service to the Company requires the use of such items, it shall provide them to the Executive (but, at all times, such items shall remain the property of the Company).

(l)            Indemnification Agreement.  The Company shall enter into an officer indemnification agreement with the Executive in the Company’s standard form (the “Indemnification Agreement”).

4.             Taxes.  The Executive shall be responsible for all of his own individual federal and/or local taxes payable in Russia or any other jurisdiction in which he is subject to tax and he shall pay such taxes directly or, to the extent required by Russian law, the Company shall withhold such taxes from payments it is required to make to the Executive hereunder.

5.             Employment Termination.  The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)           At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive.  For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Company that (A) the Executive has failed to adequately perform his assigned duties for the Company in a manner that materially and adversely affects the Company, and, to the extent the Company determines that such failure is capable of being cured, after written notice of such failure of such duties and a reasonable opportunity to correct such failure, or (B) the Executive has engaged in dishonesty, gross negligence or intentional misconduct that materially and adversely affects, or potentially affects, the Company; (ii) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive, to any crime involving moral turpitude or any felony; (iii) the Executive’s material breach of Section 7 (Non-Competition and Non-Solicitation) or Section 8

(Proprietary Information) hereof; or (iv) the Executive’s intentional violation of Company policy in a manner that materially and adversely affects the Company, after written notice of such violation and a reasonable opportunity to correct such failure.

(b)           At the election of the Company, without Cause, upon not less than four months’ prior written notice of termination; provided, however, the Company may at its discretion earlier terminate Executive and pay Executive in lieu of all or part of such notice.

(c)           At the election of the Executive, otherwise than for Good Reason (as defined below), upon not less than four months’ prior written notice of resignation.  In such event, the Company may at its discretion earlier terminate Executive and pay Executive in lieu of all or part of such notice.

(d)           At the election of the Executive for Good Reason upon not less than 60 calendar days’ notice.  For purposes hereof, the Executive shall be entitled to elect to terminate this Agreement for “Good Reason” for any of the following reasons: (i) a material and sustained reduction in the Executive’s duties and responsibilities, (ii) a reduction in the Executive’s Base Salary or maximum target bonus opportunity; (iii) a permanent change of geographic location of the Executive’s principal base of operation to a location other than the greater Moscow metropolitan area; or (iv) the failure of the Company to pay any amounts due hereunder; subject in each case to the Company’s right to cure for no less than 15 days after written notice from the Executive

(e)           Upon the Executive’s death or by the Company on account of the Executive’s Disability.  For purposes hereof, “Disability” shall mean the inability of Executive to perform the essential functions of the position with or without reasonable accommodation by reason of any medically determinable physical or mental impairment and shall be determined by the Board or a committee thereof on the basis of such medical evidence as the Board or such committee deems warranted under the circumstances.

6.             Effect of Termination.

(a)           Upon any termination of this Agreement in accordance with Section 5, the Company shall pay to the Executive any accrued but unpaid Base Salary, accrued but unpaid vacation days and any unreimbursed expenses to which the Executive is entitled (the “Accrued Amounts”).

(b)           In addition to any Accrued Amounts, if the Company elects to terminate this Agreement without Cause pursuant to Section 5(b) above or if the Executive elects to terminate this Agreement for Good Reason pursuant to Section 5(d) above, then, in either case, the Company shall pay the Executive, within 75 days following such termination, a severance payment equal to four months of the Executive’s then current Base Salary, less all applicable Russian federal and local taxes and withholdings; provided, however, that any severance payment shall be conditioned at the election of the Company upon the Executive signing a standard form of mutual release in a form determined in the reasonabel discretion of the Company.

(c)           In addition to any Accrued Amounts, if this Agreement is terminated by the Company upon the Executive’s death or in connection with the Executive’s Disability, the Company shall pay the Executive (or in the case of his death, his estate or heirs), within 75 days of such termination, the pro rata portion of the annual bonus for the fiscal year in which the termination occurred subject to the achievement of the performance objectives for such year and, if the termination occurs prior to the date of payment of the annual bonus for the prior fiscal year, the annual bonus for the prior fiscal year subject to the achievement of the performance objectives for such prior fiscal year, each to be paid when bonuses for such years are generally paid to the Company’s three most senior executives; provided, however, that any such payments shall be conditioned at the election of the Company upon the Executive (or his legal representative or heirs, as appropriate) signing a standard form of mutual release in a form determined in the reasonable discretion of the Company.

(d)           Any post-termination payments or benefits due and payable to the Executive by operation of law (but not pursuant to any other agreement with the Company) shall be deducted from any amount of severance otherwise payable under this Section 6.

(e)           This Section 6 shall survive the termination of this Agreement.

7.             Non-Competition and Non-Solicitation.

(a)           During the term of the Executive’s employment and for a period of one (1) year after the termination of such employment, the Executive will not directly or indirectly:

(i)            as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than two percent (2%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting (including the production of programming for television) in (A) Russia, (B) in any other country in the Commonwealth of Independent States (as comprised as of the date hereof) or (C) in any other country in which the Company or any member of the Group is then operating or in which it has undertaken material preparations to begin operating;

(ii)           recruit, solicit or induce, or attempt to induce, any employee or employees of the Group to terminate their employment with, or otherwise cease their relationship with, the Group; or

(iii)          solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective business partners, advertisers or affiliate stations of the Group with whom the Executive had significant contact while employed by the Company.

(b)           If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)           The Executive acknowledges and agrees that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Group and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(d)           The provisions of Section 7 survive the termination of the Executive’s employment and the termination of this Agreement.

8.             Proprietary Information.

(a)           The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Group.  By way of illustration, but not limitation, Proprietary Information may include business processes, methods and techniques; planned programming schedules; material terms of contracts, research data, personnel data, computer programs and supplier lists.  The Executive shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval of the Chief Executive Officer or the Board, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b)           The Executive agrees that all files, letters, memoranda, reports, records, data, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Group to be used by the Executive only in the performance of his duties for the Group.

(c)           The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Executive in the course of the Group’s business.

(d)           The provisions of Section 8 survive the termination of the Executive’s employment and the termination of this Agreement.

9.             No Restrictions On Employment.  The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

10.          Notices.  All notices required or permitted under this Agreement shall be in writing in English and shall be deemed to have been duly given when delivered either in person and shall be deemed effective upon personal delivery or upon sending by a reputable overnight courier service, addressed to the other party at the address shown on the signature page hereto, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.          Entire Agreement.  This Agreement, together with the Indemnification Agreement and any agreement in respect of the Equity Award, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.          No Cumulative Benefits.  In connection with the Executive’s employment with the Company, he will be asked to serve in the capacity of officer and/or director of other Group companies.  In connection therewith and consistent with Russian law, the Executive will be required to enter into employment contracts and other similar agreements with such Group companies (“Other Group Employment Contracts”).  Payments, benefits and entitlements under this Agreement and under all Other Group Employment Contracts shall not be cumulative.  Any payments, benefits or entitlements provided for under any Other Group Employment Contract shall be deducted from any payments, benefits or entitlements due under this Agreement.

13.          Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Chief Executive Officer (or another officer designated by the Board) and the Executive.

14.          Governing Law.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware.

15.          Arbitration. Any dispute concerning, arising out of or relating to this Agreement shall be submitted to binding arbitration before the London Court of International Arbitration (the “LCIA”) and the arbitration shall be conducted pursuant to the LCIA Rules.  The number of arbitrators shall be one (the “Arbitrator”), who shall be appointed by the LCIA.  The arbitration shall be conducted in accordance with the following additional provisions:

(i)            The parties shall commence the arbitration by jointly filing a written submission with the LCIA.

(ii)           The seat of arbitration shall be London, England; the language to be used in the arbitral proceedings shall be English; and the governing law shall be the substantive internal laws of the State of Delaware.

(iii)          Not later than 30 calendar days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral decision and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, not subject to appeal, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(iv)          The Arbitrator shall have no power or authority, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 15, or (y) address or resolve any issue outside the scope of the arbitration provision that is not submitted by the parties.

(v)           The parties shall not be entitled to discovery, and the Arbitrator shall have no power to order discovery of documents, oral testimony or other materials.

(vi)          In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its or his own costs and expenses.

16.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

17.          Acknowledgment.  The Executive states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.          No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.          Validity/Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

20.          Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

CTC MEDIA, INC.

/S/ YULIANA SLASHCHEVA
By:	Yuliana Slashcheva
Chief Executive Officer

Address:	31A Leningradsky Prospekt
Moscow 125284
Russia

/S/ STANISLAV ALEKSANDROVICH PLOSHCHENKO
Stanislav Aleksandrovich Ploshchenko